SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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MGI PHARMA, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MGI PHARMA, INC.

5775 West Old Shakopee Road
Suite 100

Bloomington, Minnesota 55437-3174

_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 10, 2005

TO THE STOCKHOLDERS OF MGI PHARMA, INC.:

        Notice is hereby given that the Annual Meeting of Stockholders of MGI PHARMA, INC. (“MGI” or the “Company”) will be held on Tuesday, May 10, 2005, at the IDS Center, 80 South 8th Street, Windows on Minnesota, 50th Floor, Minneapolis, Minnesota, at 1:00 p.m., Central time, for the following purposes:

1.	To elect seven directors to serve for the ensuing year and until their successors are elected;

2.	To ratify the appointment of KPMG LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2005; and

3.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

        Only holders of record of MGI Common Stock at the close of business on March 14, 2005, will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

        YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, HOWEVER, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

BY ORDER OF THE BOARD OF DIRECTORS

Eric P. Loukas
Secretary

March 25, 2005

MGI PHARMA, INC.

5775 West Old Shakopee Road
Suite 100

Bloomington, Minnesota 55437-3174

_________________

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

MAY 10, 2005

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MGI PHARMA, INC. (“MGI” or the “Company”) for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, May 10, 2005, at the IDS Center, 80 South 8th Street, Windows on Minnesota, 50th Floor, Minneapolis, Minnesota, at 1:00 p.m., Central time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and the form of proxy enclosed are being mailed to stockholders commencing on or about March 25, 2005. A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2004 is being furnished to each stockholder with this Proxy Statement.

        All holders of the Company’s Common Stock whose names appear of record on the Company’s books at the close of business on March 14, 2005 will be entitled to vote at the Annual Meeting. As of that date, a total of 71,451,175 shares of such Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting. The affirmative vote of a plurality of the shares of Common Stock present and entitled to vote at the Annual Meeting is required for election as a director. This means that the seven nominees for director receiving the most votes will be elected at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm. Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by a stockholder. If no direction is given, the proxy will be voted for each such proposal. If a stockholder abstains (or indicates a “withhold vote for” as to directors) from voting as to any matter, then the shares held by such stockholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of any such matter. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to any such matter.

        So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters. A proxy may be revoked at any time before being exercised, by delivery to the Secretary of the Company at the address on the cover page of this Proxy Statement, of a written notice of termination of the proxy’s authority or a duly executed proxy bearing a later date.

        Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, although employees of the Company (including officers) who will receive no extra compensation for their services may solicit proxies by telephone, facsimile transmission or in person.

PROPOSAL ONE
ELECTION OF DIRECTORS

        The Company’s Second Amended and Restated Articles of Incorporation, as amended, and Restated Bylaws, as amended, provide that the stockholders shall fix the size of the Board of Directors, but in any event, the Board of Directors shall consist of no fewer than three members. The Board of Directors currently has nine members. The Articles require that a majority of the members shall be persons who are not employed by, or rendering consulting or professional services for compensation to the Company, or any corporation controlled by, controlling or under common control with the Company (or related to or directly or indirectly controlled by any of the foregoing). For such purposes, “control” is defined as direct or indirect beneficial ownership of more than 25% of a corporation’s voting stock.

        Mr. Lee Schroeder and Dr. Gilla Kaplan have notified the Company that they will not stand for re-election. The Company acknowledges their contributions and thanks them for their service.

        The remaining seven incumbent directors have been nominated for re-election to the Company’s Board of Directors at the Annual Meeting to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal). The two directorships vacated by Mr. Schroeder and Dr. Kaplan shall remain vacant after the Annual Meeting, pending a search for suitable candidates to fill these vacancies. The Bylaws provide that the Board of Directors may fill these vacancies by majority vote. Proxies cannot be voted for a greater number of persons than the seven nominees.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED BELOW. The affirmative vote of a plurality of the shares of Common Stock present and entitled to vote at the Annual Meeting is required for election as a director. This means that the seven nominees for director receiving the most votes will be elected at the Annual Meeting. Each of the nominees is currently serving on the Board of Directors and qualifies as an independent director as defined in the Nasdaq Rule 4200, except Mr. Moulder, who as a result of his employment by the Company and his role as an officer of the Company, is not independent. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the Annual Meeting, for reasons not now known to the Company, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding the nominees is set forth below:

Name	Age	Director since	Principal occupation and business experience for past five years

Andrew J. Ferrara	65	May 1998	President and Chief Executive Officer, Boston
			Healthcare Associates, Inc. (healthcare consulting firm) since 1993. Prior experience includes 20 years with Eli Lilly & Company both in the U.S. and Europe.(1)

Edward W. Mehrer	66	September 2002	Prior to retirement in 2003, Chief Financial Officer
and Interim Chief Executive Officer of CyDex, Inc., a
drug delivery company. Prior to joining CyDex in
November 1996, Mr. Mehrer was Executive Vice
President and Chief Financial and Administrative
Officer of Marion Merrell Dow (pharmaceuticals)
and a Director and member of its Executive
Committee. From 1976 to 1986, Mr. Mehrer served
as partner-in-charge of audit and accounting for Peat
			Marwick in Kansas City, Missouri.(2)

Hugh E. Miller	69	October 1992	Prior to retirement in December 1990, Vice Chairman
			and Director of ICI Americas Inc. (chemicals, pharmaceuticals, agricultural, consumer and specialty products).(3)

Leon O. Moulder, Jr.	47	May 2003	Chief Executive Officer of MGI since May 2003,
President since May 2002, formerly Chief Operating
Officer and Executive Vice President from
September 1999 to May 2002; prior to joining MGI
in September 1999, Vice President of Business
Development and Commercial Affairs at Eligix, Inc.
(biomedical) from November 1997, and a variety of
sales, sales management, marketing and business
development positions at Hoechst Marion Roussel,
Inc., Marion Merrell Dow Pharmaceuticals, Inc. and
Marion Laboratories, Inc. (pharmaceuticals) from
			September 1981.(4)

David B. Sharrock	68	May 2001	Consultant to public and private pharmaceutical
			companies since 1994; formerly Chief Operating Officer and director of Marion Merrill Dow from 1990 to 1994.(5)

Name	Age	Director since	Principal occupation and business experience for past five years

Waneta C. Tuttle, Ph.D.	58	January 2004	Chief Executive Officer of Exagen Diagnostics, Inc.,
a start-up molecular diagnostics company since 2002;
owner and Chief Executive Officer of Southwest
Medical Ventures since 1992; director of the National
Center for Genome Resources from 1995 to 2004;
Chief Executive Officer of PhDx Systems from 1994
to 2000; member of Charles Stark Draper
Laboratories since 1994; previously served in a
variety of roles at the Lovelace Medical Foundation,
including Vice President and Chief Operating
			Officer.(6)

Arthur L. Weaver, M.D.	68	July 1998	Clinical professor in the Department of Medicine,
			University of Nebraska Medical Center since 1995. Consultant to pharmaceutical companies; prior to retirement in 2002, Director of Clinical Research at the Arthritis Center of Nebraska since 1988.

_________________

(1)	Mr. Ferrara is also a director of Medisyn Technologies, Inc.

(2)	Mr. Mehrer is also a director of FBL Financial Group, Inc., Novastar Financial, Inc. and Winn-Dixie Stores, Inc.

(3)	Mr. Miller is also a director of Wilmington Trust Corp., Inc.

(4)	Mr. Moulder is also a director of MethylGene, Inc.

(5)	Mr. Sharrock is also a director of Indevus Pharmaceuticals, Inc. (formerly Interneuron Pharmaceuticals Inc.), Praecis Pharmaceuticals, Inc., and Cincinnati Bell, Inc.

(6)	Dr. Tuttle is also a director of Exagen Diagnostics, Inc. and PhDx Systems, Inc.

BOARD MATTERS

        Any stockholder can communicate with our Board of Directors, or any subset of the Board members, by sending a letter addressed to the MGI PHARMA Board of Directors; c/o MGI PHARMA Corporate Secretary; 5775 West Old Shakopee Road, Suite 100; Bloomington, MN 55437-3174. The Corporate Secretary will promptly forward all communications so received to the full Board of Directors or the individual Board members specifically addressed in the communication.

        The Board of Directors has the following standing committees: (i) an audit committee consisting of Messrs. Ferrara, Mehrer, and Sharrock, (ii) a compensation committee consisting of Dr. Kaplan and Messrs. Miller, Schroeder and Weaver; and (iii) a nominating and governance committee consisting of Messrs. Miller, Schroeder, and Sharrock and Dr. Tuttle. Mr. Schroeder and Dr. Kaplan will no longer serve on any of these committees after the Annual Meeting, since they are not standing for re-election.

        The audit committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters. The committee is composed of three directors, each of whom is an independent director under the Nasdaq listing standards. Each of the audit committee members is financially literate, and Mr. Mehrer, one of the members of the audit committee, qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. During 2004, the audit committee held nine meetings.

The audit committee operates under a written charter adopted by the Board of Directors, which can be found on the Company’s website at www.mgipharma.com.

        The compensation committee reviews and makes certain determinations with respect to designated matters concerning remuneration of employees, officers, and directors. The committee is composed of four directors, each of whom is an independent director under Nasdaq listing standards. During 2004, the compensation committee held three meetings. The compensation committee operates under a written charter adopted by the Board of Directors, which can be found on the Company’s website at www.mgipharma.com.

        The nominating and governance committee considers and makes recommendations to the Board of Directors with respect to the number and qualifications of the members of the Board of Directors, the persons to be nominated for election to the Board of Directors, the Company’s corporate governance principles, coordinating succession planning and the Board of Directors participation in annual performance evaluation of the Company’s Chief Executive Officer. The committee is composed of four directors, each of whom is an independent director under the Nasdaq listing standards. During 2004, the nominating and governance committee held two meetings. The nominating and governance committee operates under a written charter adopted by the Board of Directors, which can be found on the Company’s website at www.mgipharma.com.

        The nominating and governance committee will consider qualified candidates for possible nomination that are submitted by our stockholders. Stockholders wishing to make such a submission may do so by sending the following information to the Nominating and Governance Committee c/o Corporate Secretary at the address listed on the cover page of this Proxy Statement: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held.

        In evaluating persons to be nominated for election or appointment to the Board of Directors, the members of the nominating committee meet to identify and present such persons for consideration by the Board of Directors. The nominating and governance committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of Board of Directors candidates. All director nominees approved by the Board of Directors and all individuals appointed to fill vacancies created between our annual meetings of stockholders are required to stand for election by our stockholders at the next annual meeting.

        The nominating and governance committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. In general, a candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of the pharmaceutical industry. The nominating and governance committee will consider these criteria for nominees identified by the nominating and governance committee, by stockholders, or through some other source. When current members of the Board of Directors are considered for nomination or reelection, the nominating and governance committee also takes into consideration their prior MGI PHARMA Board of Directors performance and meeting attendance records.

        The nominating and governance committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the nominating and governance committee determines which nominee(s) to recommend to the Board of Directors to submit for election at the next annual meeting. The nominating and governance committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

        No candidates for director nominations were submitted to the nominating and governance committee by any stockholder in connection with the 2005 annual meeting. Any stockholders desiring to present a nomination for consideration by the nominating and governance committee prior to our 2006 annual meeting must do so by November 25, 2005 in order to provide adequate time to duly consider the nominee and comply with our bylaws.

        During 2004, the Board of Directors held eight meetings. Each incumbent director attended at least 87% of the total number of meetings of the Board of Directors and committees on which he/she served that were held during the period he/she was a member of the Board of Directors or such committees. The Company’s Board of Directors and the committees thereof also act from time to time by written action in lieu of meetings. The Board encourages directors to attend the Annual Meeting. All directors attended the 2004 Annual Meeting.

        Compensation payable to non-employee directors for service on the Board of Directors and committees thereof is established by the Board of Directors. During 2004, each non-employee director received an annual retainer of $20,000, payable quarterly, plus $2,000 for each meeting of the Board attended in person, $1,000 for each meeting of the Board attended by telephone, with the Chairman receiving an additional $1,000 per meeting attended, also payable quarterly. Additionally, each director received $1,000 for each committee meeting attended and the Chairman of the audit committee received an additional $1,000 per audit committee meeting attended.

        The non-employee directors are also able to elect prior to July 1 of each year to receive shares of Common Stock in lieu of their annual retainer. These shares are issued on the last business day of each quarter pursuant to awards under the 1997 Stock Incentive Plan and would be valued as of the close of business on the date of issuance.

        In addition to the fees described above, each new non-employee director will receive an option to purchase 15,000 shares of Common Stock upon such director’s initial election or appointment to the Board of Directors and on the day of such director’s re-election to the Board of Directors. The exercise price of all such options granted is the fair market value of the Common Stock on the date of grant. Drs. Kaplan and Tuttle each received options to purchase 30,000(1) shares of Common Stock at an exercise price of $20.91 in January 2004, upon appointment to the Board of Directors. Messrs. Ferrara, Miller, Mehrer, Schroeder, and Sharrock, and Drs. Kaplan, Tuttle, and Weaver each received options to purchase 30,000(1) shares of Common Stock at an exercise price of $30.50 in May 2004.

_________________

(1)	The Company declared a 2-for-1 stock split payable on June 9, 2004 to stockholders of record on June 2, 2004. The shares and exercise prices reflect the post split amounts.

EXECUTIVE OFFICERS OF THE COMPANY

        The executive officers of the Company, who serve at the pleasure of the Board of Directors, are as follows:

Name	Age	Principal occupation and business experience for past five years

Leon O. Moulder, Jr.	47	Chief Executive Officer since May 2003; President since May
2002, formerly Chief Operating Officer and Executive Vice
President from September 14, 1999 to May 2002; prior to joining the Company in September 1999, Vice President of Business
Development and Commercial Affairs at Eligix, Inc. (biomedical)
from November 1997, and a variety of sales, sales management, marketing and business development positions at Hoechst Marion
Roussel, Inc., Marion Merrell Dow Pharmaceuticals, Inc. and
		Marion Laboratories, Inc. (pharmaceuticals) from September 1981.

Martin J. Duvall	42	Senior Vice President, Commercial Operations since November
2004; prior to joining the Company in November, 2004, Vice
President, Team Leader, Taxotere & New Cytotoxics, Global
Medical and Marketing from 2003; Vice President, Marketing,
		from 2000, Aventis Pharmaceuticals and its predecessor companies.

James C. Hawley	51	Became Chief Financial Officer in March 2005, Senior Vice
President since February 2005; prior to joining the Company in
February 2005, Vice President, Chief Financial Officer and
Secretary from April 2003 at CIMA Labs, Inc.; Principal and Vice
		President of Manchester Companies, Inc. from 2000.(1)

Eric P. Loukas	48	Senior Vice President, General Counsel and Secretary since January
2005; Vice President, General Counsel and Secretary from July
2004 to January 2005; prior to joining the Company in July 2004,
Division Counsel at 3M Pharmaceuticals from 1997; various legal positions at Fujisawa USA, Inc., Boots Pharmaceuticals, Inc., and
Connelly, Mustes & Schroeder from 1992 and a variety of sales and
		research and development positions from 1984.

John R. MacDonald, Ph.D.	50	Senior Vice President, Research and Development since January
2001, formerly Vice President, Research and Development from
1997 to 2001; Director, Preclinical Research from 1994 to 1997;
prior to joining the Company in 1994, Senior Research Associate of
Parke-Davis Pharmaceutical Research, Division of Warner-Lambert
Company and a variety of research and scientist positions with
Parke-Davis Pharmaceutical Research from 1987. Previously, Dr.
MacDonald held a research faculty position in the Department of
Pathology at the University of California San Francisco’s School of
		Medicine.

_________________

(1)	From 1999 to 2000, Mr. Hawley served as Chief Executive Officer and a director of CARA Collision & Glass, a consolidator in the damaged vehicle repair business, that at the time Mr. Hawley assumed those positions was a financially distressed company and in June 2000 sought protection under Chapter 7 of the U.S. Bankruptcy Code while pursuing a liquidation strategy.

EXECUTIVE COMPENSATION

Report of Compensation Committee

        Overview

        The Board of Directors has delegated to the compensation committee (the “Committee”) the authority and responsibility to establish and make certain decisions with respect to the compensation of the Company’s executive officers, as well as various aspects of other compensation and fringe benefit matters applicable to all of the Company’s employees, including executive officers. In addition, the Committee administrates the Company’s stock option and stock based incentive programs. The Committee is composed entirely of independent, outside directors of the Company.

        Through its executive compensation policies, the Company seeks to attract and retain highly qualified executives who will contribute positively to the Company’s continued progress. To achieve these goals, the Company emphasizes compensation arrangements that are tied to Company performance and which provide key employees the opportunity to acquire a significant ownership interest in the Company primarily through stock options and stock purchases. The Committee also believes that the availability of certain benefits is important to its goal of retaining high quality leadership and motivating executive performance consistent with stockholder interest. Accordingly, the Company makes available a range of benefit programs to its employees (including its executive officers), including life and disability insurance, a retirement plan, an employee stock purchase plan and other benefit programs.

        Process

        In preparation for its annual compensation decisions, the Committee reviews the progress the executive officers have made in leading the Company towards both short- and long-term goals. In order to match the executive officers’ goals with stockholder goals, the Committee’s general policy has been to hold base salary adjustments to increments that reflect changes in the cost-of-living (once the officer has reached a reasonable level of compensation commensurate with the assigned responsibilities, as determined by the Committee), to reward past performance with cash bonuses and also to use stock incentive awards as a means of motivating executive officers to perform at the highest possible level in the future. The Committee intends to make the total compensation package for executive officers competitive with the marketplace, with emphasis on compensation in the form of equity ownership, the value of which is contingent on the Company’s longer-term market performance.

        In making compensation decisions regarding the Company’s executive officers, the Committee first meets with the Company’s Chief Executive Officer, who presents his recommendations with respect to compensation for the other executive officers. The Committee reviews the recommendations related to the other executive officers and makes its own independent determination with respect to each executive officer. The Committee, without participation of the Chief Executive Officer, then makes its determination on compensation decisions with respect to the Chief Executive Officer.

        Executive Compensation Program

        The components of the Company’s executive compensation program which are subject to the discretion of the Committee on an individual basis include (a) base salaries, (b) stock incentive compensation and (c) performance-based incentive bonuses. The Committee makes determinations with respect to these components based on a subjective evaluation of each officer, after consideration of both Company and individual performance objectives.

        At its meeting in January 2004, the Committee set 2004 base salaries for the executive officers. The increases in base salaries were intended to approximate the increase in the cost of living, plus base salary adjustments based on performance and market conditions. The Committee granted stock options to certain executive officers in July 2004 based on the Committee’s subjective judgment that these amounts were appropriate to retain these highly qualified officers and to provide an incentive for continued high quality performance. All of the options granted to executive officers in 2004 vest over a four-year period and are exercisable at the fair market value of the Common Stock on the date of grant, as set forth in the table entitled “Option Grants During Year Ended December 31, 2004,” which follows this report.

        Cash incentive bonuses earned in 2004 were awarded in January 2005. The bonus compensation program for executive officers in 2004 was a continuation of the program adopted by the Committee in 1993. Under the bonus program, base cash compensation coupled with a 35% cash bonus target was considered by the Committee to be a fair payment for good performance by the Company’s executive officers, other than the Chief Executive Officer. This determination was based primarily on a review of compensation data from comparable companies and the Committee’s conclusion that a 35% bonus would place the compensation of the executive officers on a par with the middle tier of such comparable companies. In awarding the 2004 cash bonuses, the Committee considered the overall performance of the Company, individual accomplishments of the executive officers, and the performance of operating groups reporting to each executive officer during 2004.

        Compensation of the Chief Executive Officer

        In 2003, Mr. Moulder requested that his salary remain at $300,000. For 2004, Mr. Moulder’s base salary was increased from $300,000 to $400,000 based on a review of market conditions and compensation data from comparable companies. The Board granted 320,000 stock options and awarded 24,000 restricted stock units to Mr. Moulder in May 2004.

        In January 2005, the Committee awarded Mr. Moulder a cash bonus for 2004 of $220,000. This represented a continuation of the bonus compensation program adopted by the Committee in 1993. In awarding Mr. Moulder’s 2004 cash bonus, the Committee considered: the very successful first full-year sales of Aloxi® injection; completion of a convertible debt offering that resulted in the Company’s receipt of $252 million of net proceeds; the acquisition and integration of two companies; and the completion of a world-wide licensing agreement for Dacogen™.

        Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the corporate deduction for compensation paid to executive officers named in this Proxy Statement to one million dollars, unless the compensation is performance-based. The Committee has considered the potential long-term impact of this tax code provision on the Company and has concluded that it is in the best interests of the Company and its stockholders to attempt to qualify the Company’s long-term incentives as performance-based compensation within the meaning of the Code and thereby preserve the full deductibility of long-term incentive payments to the extent they might ever be impacted by this legislation. The Company has included provisions in its 1994 Stock Incentive Plan and the 1997 Stock Incentive Plan intended to preserve the full deductibility of certain performance-based compensation under the Code.

GILLA KAPLAN
HUGH E. MILLER
LEE J. SCHROEDER and
ARTHUR L. WEAVER, M.D.
The Members of the Compensation Committee

Summary Compensation Table

        The following table sets forth the cash and non-cash compensation awarded to or earned by the persons serving as executive officers of the Company as of December 31, 2004.

		Annual Compensation			Long Term Compensation Awards

Name and Principal Position	Year	Salary		Bonus	Restricted Stock Awards(5)	Securities Underlying Options	All other Compensation(1)

Leon O. Moulder, Jr.	2004	$400,000	(2)	$220,000	$710,520	320,000	$25,603
President and Chief	2003	300,000		180,000	0	200,000	24,938
Executive Officer	2002	281,619		80,325	0	110,000	44,026

William C. Brown	2004	$290,000	(3)	$111,650	$0	40,000	$25,603
Executive Vice President	2003	240,000		90,000	0	110,000	24,938
and Chief Financial Officer	2002	216,770		68,285	0	40,000	25,026

John R. MacDonald, Ph.D.	2004	$250,000		$94,807	$0	30,000	$25,603
Senior Vice President,	2003	222,100		73,071	0	40,000	24,938
Research and Development	2002	212,000		64,183	0	40,000	25,026

Eric P. Loukas	2004	$122,276	(4)	$48,125	$0	42,500	$5,208
Vice President, General
Counsel and Secretary

_________________

(1)	These amounts represent the Company’s contributions to the Company’s Retirement Plan.

Company contributions under the Company’s Retirement Plan are made in the form of MGI Common Stock and cash. The amounts included under this column attributable to Company contributions of MGI Common Stock represent the fair market value of MGI Common Stock on the date of the Company’s contribution and for 2004 were $14,329 to each of the executive officers Mr. Moulder, Mr. Brown, and Dr. MacDonald and $5,208 to Mr. Loukas. Cash contributions under the Company’s Retirement Plan are made annually following the end of each calendar year and for 2004, Company contributions to each of the executive officers were $11,274 for Mr. Moulder, Mr. Brown, and Dr. MacDonald, and $0 for Mr. Loukas.

(2)	Mr. Moulder was promoted to Chief Executive Officer in May 2003.

(3)	Mr. Brown was promoted to Executive Vice President in January 2003.

(4)	Mr. Loukas was appointed an executive officer and corporate secretary by the Board of Directors in July 2004.

(5)

The amount represents the dollar value of restricted stock units granted to Mr. Moulder in 2004 under our 1997 Stock Incentive Plan. One third of the restricted stock units will vest on each of the first three anniversaries of the award date. For purposes of this table, the restricted stock units are valued based on the closing price of our Common Stock on the date the restricted stock units were granted. Dividends are not paid on restricted stock units. As of December 31, 2004, Mr. Moulder held 24,000 restricted stock units valued at $672,240.

        None of the Company’s executive officers has a written employment agreement. Each of Messrs. Moulder, Brown, and Loukas and Dr. MacDonald does, however, have a termination agreement with the Company providing that, following a “Change in Control” (as defined) of the Company, if such officer is terminated by the Company without “Cause” (as defined) or leaves for “Good Reason” (as defined), then (i) the officer will be entitled to receive a lump sum cash payment equal to 24 times such officer’s monthly base salary (as in effect at the time of the Change in Control or the termination, whichever is higher), which as of the date of this proxy statement, would amount to $840,000 for Mr. Moulder, $608,000 for Mr. Brown, $530,000 for Mr. Loukas and $540,000 for Dr. MacDonald and payment of legal fees and expenses relating to the termination, and (ii) any noncompetition arrangement between such officer and the Company will terminate. The termination agreements provide that if the officer receives payments under the agreement that would subject the officer to any federal excise tax due under Sections 280G and 4999 of the Code, then the officer will also receive a cash “gross-up” payment so that the officer will be in the same net after-tax position that the officer would have been in had such excise tax not been applied. Sections 280G and 4999 of the Code provide that if “parachute payments” (compensatory payments contingent on a change in control) made to a covered individual equal or exceed three times such individual’s “base amount” (average annual compensation over the five taxable years preceding the taxable year in which the change in control occurs), the excess of such parachute payments over such individual’s base amount will be subject to a 20% excise tax and will not be deductible by the Company. Under the termination agreements, “Change in Control” is defined to include a change in control of the type required to be disclosed under Securities and Exchange Commission proxy rules, an acquisition by a person or group of 35% of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined) not constituting a majority of the Board of Directors or another event which the majority of the Continuing Directors determines to be a change in control; “Cause” is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to the Company; and “Good Reason” is defined to include a change in the officer’s responsibility or status, a reduction in salary or benefits or a mandatory relocation.

        Several of our compensation and benefit plans contain provisions for enhanced benefits upon a change-in-control of the Company. These enhanced benefits include immediate vesting of stock options and restricted stock unit awards. The executive officers named in the Summary Compensation Table and other executive officers also hold limited stock appreciation rights, granted in tandem with stock options that would become immediately exercisable upon a change-in-control, in lieu of the related option. Our retirement plan provides for full vesting if employment terminates under specified circumstances following a change-in-control.

Stock Options

        The following table summarizes stock option grants made by the Company to each of its executive officers named in the Summary Compensation Table above as a part of such person’s 2004 base compensation.

Option Grants During Year Ended December 31, 2004

	Individual Grants
	Number of Securities Underlying Options	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Granted (1)	2004	($/share)	Date(2)	5%	10%
Leon O. Moulder, Jr.	320,000	14.55	$29.61	5/10/14	$5,957,896	$15,098,479

William C. Brown	40,000	1.82	$27.86	7/15/11	$453,673	$1,057,250

John R. MacDonald, Ph.D.	30,000	1.36	$27.86	7/15/11	$340,255	$792,938

Eric P. Loukas	30,000	1.36	$27.17	7/6/11	$331,827	$773,299
	12,500.57		$27.86	7/15/11	$141,773	$330,391

_________________

(1)

All options were granted with an exercise price equal to the closing price of the Common Stock on the Nasdaq National Market on the date of grant. All options granted to executive officers were granted in tandem with limited stock appreciation rights, (each a “Limited Right”). Each Limited Right is exercisable for cash in lieu of such associated options only upon the occurrence of certain changes in control. Upon the occurrence of certain defined accelerating events, these options would become immediately exercisable.

(2)

The options which expire on May 10, 2014 are exercisable as to 25% of the underlying option shares as of May 10, 2005, 50% of such option shares as of May 10, 2006, 75% of such option shares as of May 10, 2007 and 100% of such option shares as of May 10, 2008.

The options which expire on July 6, 2011 are exercisable as to 25% of the underlying option shares as of July 6, 2005, 50% of such option shares as of July 6, 2006, 75% of such option shares as of July 6, 2007 and 100% of such option shares as of July 6, 2008.

The options which expire on July 15, 2011 are exercisable as to 25% of the underlying option shares as of July 15, 2005, 50% of such option shares as of July 15, 2006, 75% of such option shares as of July 15, 2007, and 100% of such option shares as of July 15, 2008.

(3)

These amounts represent value based on certain assumed annual rates of appreciation only. Potential realizable value is calculated assuming 5% and 10% appreciation in the price of the Common Stock from the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved. Assuming 71,041,179 shares of Common Stock are outstanding as of December 31, 2004, a beginning stock price of $28.81 per share and 5% and 10% annual appreciation in the price of the Common Stock over 10 years, the aggregate market value of the Company’s outstanding Common Stock would increase from $2.0 billion to $3.3 billion assuming 5% annual appreciation, and to $5.3 billion assuming 10% annual appreciation. Using the same number of outstanding shares, beginning stock price and annual appreciation rates, but reducing the years of appreciation to 7 years, the aggregate market value of the Company’s outstanding Common Stock would increase from $2.0 billion to $2.9 billion assuming 5% annual appreciation, and to $4.0 billion assuming 10% annual appreciation.

        The following table summarizes stock option exercises during the year ended December 31, 2004 by the executive officers named in the Summary Compensation Table above, and the values of the options held by such persons at December 31, 2004.

Aggregated Option Exercises During Year Ended December 31, 2004
and Value of Options Held at December 31, 2004

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options Held at December 31, 2004 (Exercisable/ Unexercisable)	Value of Unexercised In-the-Money Options Held at December 31, 2004 (Exercisable/ Unexercisable) (1)

Leon O. Moulder, Jr.	0	$0	376,876 / 555,624	$8,055,053 / $4,975,755
William C. Brown	87,034	$1,766,090	194,842 / 173,124	$4,067,594 / $2,782,318
John R. MacDonald, Ph.D.	35,550	$1,016,908	217,126 / 110,624	$4,681,817 / $1,576,805
Eric P. Loukas	0	$0	0 / 42,500	$0 / $27,075

_________________

(1)	“Value” has been determined based upon the difference between the per share option exercise price and the market value of the Common Stock at the date of exercise or December 31, 2004.

Equity Compensation Plans

        The following table summarizes as of December 31, 2004 the shares of the Company’s Common Stock subject to outstanding awards or available for future awards under the Company’s equity compensation plans and arrangements.

Equity Compensation Plans Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in the first column)

Approved by Stockholders	9,388,884		$13.46	2,453,935	(1)

Not Approved by	40,616	(2)	$5.24	—
Stockholders

Total	9,429,500		$13.42	2,453,935

_________________

(1)	Includes 2,170,185 shares remaining available under the Company’s 1997 Stock Incentive Plan and 283,750 shares remaining available under the 1999 Nonemployee Director Stock Option Plan.

(2)

Includes shares underlying stock options granted to the Regents of the University of California for license rights to technology acquired by the Company. Vesting of the remaining unvested options, which represent 20,000 shares, will occur in equal amounts when (i) a new drug application (“NDA”) for a licensed product is submitted to regulatory authorities for marketing approval and (ii) a licensed product is approved for marketing. The terms of the agreements expire on August 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth certain information as of March 14, 2005, with respect to Common Stock beneficially owned by directors of the Company, the executive officers of the Company named in the Summary Compensation Table above, all directors and executive officers as a group, and all stockholders known to the Company to have been beneficial owners of more than five percent of Company Common Stock. Except as otherwise indicated, the individuals and entities listed in the table have sole voting and investment power with respect to the Common Stock owned by them.

Name of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Class

FMR Corp.(1)	4,968,397	6.9%

Janus Capital Management(2)	4,586,102	6.5%

Andrew J. Ferrara(3)	32,116	*

Gilla Kaplan, Ph.D.	15,000	*

Edward W. Mehrer(3)	38,204	*

Hugh E. Miller(3)	137,886	*

Leon O. Moulder, Jr.(3) (4)	669,923	*

Lee J. Schroeder(3)	122,600	*

David B. Sharrock(3)	38,250	*

Waneta Tuttle, Ph.D.(3)	15,000	*

Arthur L. Weaver, M.D.(3)	60,000	*

William C. Brown(3) (4)	494,216	*

Eric P. Loukas(3) (4)	187	*

John R. MacDonald, Ph.D.(3) (4)	254,206	*

All current directors and executive officers as a group

(13 persons)(3) (4)	1,384,448	1.9%

_________________

*	Less than 1%

(1)	Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005. FMR Corp. has sole dispositive power over 4,968,397 shares, and sole voting power over 70,643 shares. FMR Corp. reported that its wholly owned subsidiary Fidelity Management & Research Company serves as an investment advisor to various investment company clients and that no one client accounts for more than 5% of the total outstanding Common Stock. The power to vote the shares held by this subsidiary’s funds resides with the funds’ Boards of Trustees.

(2)	Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005. Janus Capital Management LLC ("Janus Capital") has sole voting and dispositive power over 4,143,582 shares, and shares voting and dispositive power over 442,520 shares with its indirect subsidiary Enhanced Investment Technologies LLC ("INTECH"). Janus Capital and its subsidiaries Bay Isle Financial LLC and INTECH serve as investment advisors to various investment company clients. No one client accounts for more than 5% of the total outstanding Common Stock.

(3)	Includes the following number of shares which could be acquired within 60 days of March 14, 2005 through the exercise of stock options: Mr. Ferrara, 30,000 shares; Dr. Kaplan 15,000 shares; Mr. Mehrer, 32,500 shares; Mr. Miller, 120,000 shares; Mr. Moulder, 467,500 shares; Mr. Schroeder, 37,500 shares; Mr. Sharrock, 36,250 shares; Dr. Tuttle 15,000 shares; Dr. Weaver, 60,000 shares; Mr. Brown, 139,150 shares; Mr. Loukas, 0 shares; Dr. MacDonald, 217,500 shares; and all directors and executive officers, 1,170,400 shares.

(4)	Includes the following number of shares beneficially owned as of January 31, 2005 through the Company’s Retirement Savings Plan: Mr. Moulder, 8,423 shares; Mr. Brown, 29,266 shares; Mr. Loukas, 187 shares and Dr. MacDonald, 25,030 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and such beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. A late Form 4 filing was made on January 15, 2004 by Dr. Kaplan for the granting of stock options to purchase shares of common stock upon her appointment to the Board. A late Form 4 filing was made on December 9, 2004 for purchase of 10 shares by Mr. Loukas.

        To the Company’s knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2004, compliance with all Section 16(a) reporting requirements applicable to the Company’s directors, executive officers and such beneficial owners was achieved.

AUDIT COMMITTEE REPORT AND INDEPENDENT REGISTERD PUBLIC
ACCOUNTING FIRM FEES

Report of the Audit Committee

        The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter can be found on the Company’s website. All members of the Audit Committee are independent under the Nasdaq listing standards.

        Our Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2004 (the “Audited Financial Statements”). In addition, we have discussed with KPMG, the independent registered public accounting firm for the Company, the Audited Financial Statements of the Company and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        Our Committee also has received, reviewed and discussed the written disclosures and letter from KPMG required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees), and we have discussed with the independent registered public accounting firm that firm’s independence.

        Based on the foregoing review and discussions, we have recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

ANDREW J. FERRARA
EDWARD W. MEHRER
DAVID B. SHARROCK
The Members of the Audit Committee

Independent Registered Public Accounting Firm Fees

        KPMG, independent registered public accounting firm of the Company, provides both audit and non-audit services to the Company. The fee table below reports fees billed or to be billed to the Company for professional services provided to the Company during 2003 and 2004. Beginning September 2002, the audit committee’s charter required pre-approval of services provided to the Company by KPMG. In 2003 and 2004, 100 percent of the total fees incurred were pre-approved by the audit committee. Based in part on its review of the nature and value of services provided by KPMG, the Audit Committee has concluded that the provision of non-audit services are compatible with maintaining KPMG’s independence.

	2003	2004

Audit Fees(1)	$162,900	$453,850

Audit Related Fees(2)	13,000	9,000

Tax Fees	3,000	—

All Other Fees	—	—

Total Fees	$178,900	$462,850

_________________

(1)

Includes fees of $65,000 in 2003 and $312,650 in 2004 for services related to comfort letters, consents and assistance provided to the Company on regulatory filings and in conjunction with our required SEC filing requirements related to financing and acquisition transactions.

(2)	Includes audit-related fees representing services for audits of the Company’s retirement plan.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed KPMG as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2005. KPMG has served as the Company’s registered public accounting firm since the Company’s incorporation and has no relationship with the Company other than that arising from its engagement as independent registered public accounting firm. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders. The Audit Committee is responsible for hiring, compensating and overseeing the independent registered public accounting firm, and reserves the right to exercise that responsibility at any time. If the appointment of KPMG is not ratified by the stockholders, the Audit Committee is not obligated to appoint other registered public accounting firm, but the Audit Committee will give consideration to such unfavorable vote. THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

COMPARATIVE STOCK PERFORMANCE

        The graph below compares the cumulative total stockholder return on MGI’s Common Stock with the cumulative total return on the Nasdaq National Market (U.S. Companies) Index, and on the Nasdaq Biotechnology Stock Index for the last five fiscal years (assuming the investment of $100 in each on December 31, 1999 and the reinvestment of all dividends).

PROPOSALS FOR THE NEXT ANNUAL MEETING

        Any stockholder proposals to be considered for inclusion in the Company’s proxy material for the 2006 Annual Meeting of Stockholders must be received at the Company’s principal executive office at 5775 West Old Shakopee Road, Suite 100, Bloomington, MN 55437-3174, by November 25, 2005. In connection with any matter to be proposed by a stockholder at the 2006 Annual Meeting, but not proposed for inclusion in the Company’s proxy materials, the proxy holders designated by the Company for that meeting may exercise their discretionary voting authority with respect to that stockholder proposal if appropriate notice of that proposal is not received by the Company at its principal executive office by November 25, 2005.

BY ORDER OF THE BOARD OF DIRECTORS

Eric P. Loukas
Secretary

March 25, 2005

MGI PHARMA, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 10, 2005
1:00 p.m. Central Time

IDS Center
80 South 8th Street
Windows on Minnesota, 50th Floor
Minneapolis, Minnesota

MGI PHARMA, INC. 5775 West Old Shakopee Road, Suite 100 Bloomington, MN 55437-3174	proxy

This proxy is solicited on behalf of the MGI PHARMA Board of Directors.

By signing this proxy, you revoke all prior proxies and appoint Eric P. Loukas and Kathleen A. Molacek, or either one of them, as Named Proxies, each with the power to appoint his/her substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of MGI PHARMA, INC. held of record by the undersigned on March 14, 2005 at the Annual Meeting of Stockholders of the Company to be held on May 10, 2005 or any adjournment hereof.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

See reverse for voting instructions.

COMPANY #

There are two ways to vote your proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE —TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 9, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or your Taxpayer Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to MGI PHARMA, INC., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone, please do not mail your proxy card
 Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Andrew J. Ferrara 02 Edward W. Mehrer 03 Hugh E. Miller 04 Leon O. Moulder, Jr.	05 David B. Sharrock 06 Waneta C. Tuttle, Ph.D. 07 Arthur L. Weaver, M.D.	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	To ratify the appointment of KPMG LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2005; and	☐ For	☐ Against	☐ Abstain
3.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box ☐ Indicate changes below:	Date _____________________________________

Signature(s) in Box
Please sign exactly as your name(s) appear on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.